Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough 615-344-2688	Ed Fishbough 615-344-2810
HCA Reports First Quarter 2010 Results
HCA Board Approves Distribution to Stockholders
Nashville, Tenn., May 7, 2010 — HCA Inc. today announced financial and operating results for its first quarter ended March 31, 2010.
First Quarter Summary:
•	Revenues increased to $7.544 billion compared to $7.431 billion in the first quarter of 2009. Charity care and uninsured discounts, which reduce our reported revenues, increased to $1.581 billion in the first quarter compared to $1.108 billion in the prior year’s first quarter.
•	Net income attributable to HCA Inc. totaled $388 million, compared to $360 million in the prior year’s first quarter.
•	Adjusted EBITDA totaled $1.574 billion, compared to $1.457 billion in the first quarter of 2009.
•	Provision for doubtful accounts declined to $564 million, from $807 million in the prior year.
•	Interest expense increased to $516 million, from $471 million in the first quarter of 2009.
•	Same facility equivalent admissions increased 1.1 percent, and same facility admissions increased 0.9 percent in the first quarter compared to the first quarter of 2009.
•	Revenue per equivalent admission increased 0.6 percent and reflects the impact of the increased charity care and uninsured discounts. Cash revenue per equivalent admission increased 4.5 percent in the quarter compared to the prior year.
•	Total surgeries, on a same facility basis, declined 1.3 percent from the previous year’s first quarter.
Revenues in the first quarter of 2010 totaled $7.544 billion, compared to $7.431 billion in the first quarter of 2009. Cash revenues increased 5.4 percent in the first quarter to $6.980 billion from $6.624 billion in the same period last year. Cash revenues is a non-GAAP measure and reflects the Company’s reported revenues less provision for doubtful accounts (bad debt). Net income attributable to HCA Inc. for the first quarter of 2010 totaled $388 million, compared to $360 million in the prior year’s first quarter. Adjusted EBITDA in the quarter totaled $1.574 billion, compared to $1.457 billion in the previous year’s first quarter. Tables describing

Adjusted EBITDA and cash revenues and reconciling net income attributable to HCA Inc. to Adjusted EBITDA, and reported revenues to cash revenues, for these periods are included in this release. Results for the first quarter of 2010 include impairments of long-lived assets of $18 million while results for the first quarter of 2009 include losses on sales of facilities of $5 million and impairments of long-lived assets of $9 million.
The Company’s provision for doubtful accounts declined to $564 million, or 7.5 percent of revenues, in the first quarter of 2010 from $807 million, or 10.9 percent of revenues, in the first quarter of 2009, primarily due to a $473 million increase in charity care and uninsured discounts in the first quarter of 2010 compared to the prior year.
The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care was 23.5 percent for the first quarter of 2010 compared to 22.4 percent for the first quarter of 2009. Same facility uninsured admissions increased 6.8 percent in the first quarter of 2010 compared to the prior year’s first quarter. Same facility uninsured admissions comprised 6.4 percent of total admissions in the first quarter of 2010 compared to 6.0 percent in the first quarter of 2009.
During the first quarter of 2010, salaries and benefits, supplies and other operating expenses totaled $5.474 billion compared to $5.235 billion in the first quarter of 2009, an increase of 2.1 percent as a percent of revenues.
Interest expense increased to $516 million in the first quarter of 2010, compared to $471 million in the same period of 2009, due primarily to an increase in the average effective interest rate on our outstanding debt.
Same facility admissions increased 0.9 percent and same facility equivalent admissions increased 1.1 percent in the first quarter of 2010 compared to the prior year’s first quarter. Same facility inpatient surgeries declined 0.4 percent and outpatient surgeries declined 1.8 percent in the first quarter of 2010 compared to the first quarter of 2009. Revenue per equivalent admission increased 0.6 percent in the first quarter of 2010 compared to the first quarter of 2009 and reflects the impact of the increased uninsured discounts and charity care, which reduce our reported revenues. Cash revenue per equivalent admission increased 4.5 percent in the first quarter of 2010 compared to the first quarter of 2009.
As of March 31, 2010, HCA’s balance sheet reflected cash and cash equivalents of $388 million, total debt of $26.855 billion, and total assets of $24.091 billion. During the first quarter of 2010, capital expenditures totaled $214 million. Net cash provided by operating activities totaled $901 million in the first quarter of 2010 compared to $615 million in the prior year. The $286 million increase was due primarily to a $239 million decline in net income taxes paid.
HCA’s Board of Directors has declared a distribution to the Company’s existing stockholders and holders of vested stock options. The distribution is $5.00 per share and vested stock option, or approximately $500 million in the aggregate, and will be paid on May 14, 2010 to holders of record on May 6, 2010. The distribution will be funded using funds available under our existing senior secured revolving credit facilities.
As of March 31, 2010, HCA operated 162 hospitals and 106 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).

Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=68867 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment of federal health care reform and other possible changes to federal, state or local laws affecting the health care industry, (4) increases, particularly in the current economic downturn, in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
First Quarter
(Dollars in millions)

	2010		2009
	Amount	Ratio	Amount	Ratio
Revenues	$7,544	100.0%	$7,431	100.0%

Salaries and benefits	3,072	40.7	2,923	39.3
Supplies	1,200	15.9	1,210	16.3
Other operating expenses	1,202	15.9	1,102	14.8
Provision for doubtful accounts	564	7.5	807	10.9
Equity in earnings of affiliates	(68)	(0.9)	(68)	(0.9)
Depreciation and amortization	355	4.8	353	4.8
Interest expense	516	6.8	471	6.3
Losses on sales of facilities	—	—	5	0.1
Impairments of long-lived assets	18	0.2	9	0.1

	6,859	90.9	6,812	91.7

Income before income taxes	685	9.1	619	8.3
Provision for income taxes	209	2.8	187	2.5

Net income	476	6.3	432	5.8
Net income attributable to noncontrolling interests	88	1.1	72	1.0

Net income attributable to HCA Inc	$388	5.2	$360	4.8

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions)

	First Quarter
	2010	2009
Revenues	$7,544	$7,431

Net income attributable to HCA Inc.	$388	$360
Losses on sales of facilities (net of tax)	—	3
Impairments of long-lived assets (net of tax)	12	6

Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets (a)	400	369
Depreciation and amortization	355	353
Interest expense	516	471
Provision for income taxes	215	192
Net income attributable to noncontrolling interests	88	72

Adjusted EBITDA (a)	$1,574	$1,457

(a)	Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses on sales of facilities and impairments of long-lived assets and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
First Quarter
(Dollars in millions)

	2010			2009
		Non-GAAP			Non-GAAP
		% of Cash	GAAP % of		% of Cash	GAAP % of
		Revenues	Revenues		Revenues	Revenues
	Amount	Ratios (b)	Ratios (b)	Amount	Ratios (b)	Ratios (b)
Revenues	$7,544		100.0	$7,431		100.0
Provision for doubtful accounts	564			807

Cash revenues (a)	6,980	100.0		6,624	100.0

Salaries and benefits	3,072	44.0	40.7	2,923	44.1	39.3
Supplies	1,200	17.2	15.9	1,210	18.3	16.3
Other operating expenses	1,202	17.3	15.9	1,102	16.6	14.8

% changes from prior year:
Revenues	1.5%
Cash revenues	5.4
Revenue per equivalent admission	0.6
Cash revenue per equivalent admission	4.5

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. We increased our uninsured discount percentages during August 2009 and the resulting effects, for the first quarter of 2010, were an increase in uninsured discounts of $418 million and a decline in the provision for doubtful accounts of $243 million, compared to the first quarter of 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosure of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$388	$312
Accounts receivable, net	3,878	3,692
Inventories	794	802
Deferred income taxes	1,181	1,192
Other	497	579

Total current assets	6,738	6,577

Property and equipment, at cost	24,766	24,669
Accumulated depreciation	(13,514)	(13,242)

	11,252	11,427

Investments of insurance subsidiary	1,146	1,166
Investments in and advances to affiliates	851	853
Goodwill	2,561	2,577
Deferred loan costs	411	418
Other	1,132	1,113

	$24,091	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,199	$1,460
Accrued salaries	893	849
Other accrued expenses	1,498	1,158
Long-term debt due within one year	981	846

Total current liabilities	4,571	4,313

Long-term debt	25,874	24,824
Professional liability risks	1,058	1,057
Income taxes and other liabilities	1,742	1,768

Total liabilities	33,245	31,962

Equity securities with contingent redemption rights	144	147

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(10,313)	(8,986)
Noncontrolling interests	1,015	1,008

Total deficit	(9,298)	(7,978)

	$24,091	$24,131

HCA Inc.
Condensed Consolidated Statements of Cash Flow
First Quarter
(Dollars in millions)

	2010	2009
Cash flows from operating activities:
Net income	$476	$432
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(838)	(1,111)
Provision for doubtful accounts	564	807
Depreciation and amortization	355	353
Income taxes	280	41
Losses sales of facilities	—	5
Impairments of long-lived assets	18	9
Amortization of deferred loan costs	20	21
Share-based compensation	8	7
Pay-in-kind interest	—	39
Other	18	12

Net cash provided by operating activities	901	615

Cash flows from investing activities:
Purchase of property and equipment	(214)	(337)
Acquisition of hospitals and health care entities	(21)	(38)
Disposal of hospitals and health care entities	24	5
Change in investments	29	76
Other	1	6

Net cash used in investing activities	(181)	(288)

Cash flows from financing activities:
Issuance of long-term debt	1,387	300
Net change in revolving credit facilities	1,339	(335)
Repayment of long-term debt	(1,510)	(339)
Distributions to noncontrolling interests	(83)	(55)
Payment of debt issuance costs	(25)	(14)
Payment of cash distribution to stockholders	(1,751)	—
Other	(1)	7

Net cash used in financing activities	(644)	(436)

Change in cash and cash equivalents	76	(109)
Cash and cash equivalents at beginning of period	312	465

Cash and cash equivalents at end of period	$388	$356

Interest payments	$374	$344
Income tax (refunds) payments, net	$(71)	$146

HCA Inc.
Operating Statistics

	First Quarter
	2010	2009
Consolidating Hospitals:
Number of Hospitals	154	155
Weighted Average Licensed Beds	38,687	38,811
Licensed Beds at End of Period	38,719	38,763

Reported:
Admissions	398,900	396,200
% Change	0.7%
Equivalent Admissions	615,500	610,200
% Change	0.9%
Revenue per Equivalent Admission	$12,257	$12,178
% Change	0.6%
Inpatient Revenue per Admission	$11,830	$11,468
% Change	3.2%

Patient Days	1,952,600	1,953,100
Equivalent Patient Days	3,012,900	3,007,700

Inpatient Surgery Cases	122,500	122,600
% Change	-0.1%
Outpatient Surgery Cases	190,700	194,400
% Change	-1.9%

Emergency Room Visits	1,367,100	1,359,700
% Change	0.5%

Outpatient Revenues as a
Percentage of Patient Revenues	36.4%	37.9%

Average Length of Stay	4.9	4.9

Occupancy	56.1%	55.9%
Equivalent Occupancy	86.6%	86.1%

Same Facility:
Admissions	397,200	393,800
% Change	0.9%
Equivalent Admissions	612,500	606,100
% Change	1.1%
Revenue per Equivalent Admission	$12,229	$12,177
% Change	0.4%
Inpatient Revenue per Admission	$11,829	$11,502
% Change	2.8%

Inpatient Surgery Cases	121,900	122,300
% Change	-0.4%
Outpatient Surgery Cases	189,700	193,300
% Change	-1.8%
Emergency Room Visits	1,361,700	1,348,900
% Change	1.0%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:

Consolidating	154	155
Nonconsolidating (Equity Joint Ventures)	8	8

Total Number of Hospitals	162	163